                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549


                                 SCHEDULE 13G
                                (RULE 13D-102)


      INFORMATION TO BE INCLUDED IN STATEMENT(S) FILED PURSUANT TO RULES 13D-1(B), (C), AND (D) AND AMENDMENTS THERETO PURSUANT TO RULE 13D-2(B)

                                AMENDMENT NO. 2







                              ARADIGM CORPORATION
--------------------------------------------------------------------------------
                               (Name of Issuer)

                          COMMON STOCK, NO PAR VALUE
--------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                  038505-10-3
--------------------------------------------------------------------------------
                     (CUSIP Number of Class of Securities)

                               DECEMBER 31, 1998
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of This Statement)



          Check the appropriate box to designate the rule pursuant to which this
     Schedule is filed:

     [_]  Rule 13d-1(b)

     [_]  Rule 13d-1(c)

     [X]  Rule 13d-1(d)


                              Page 1 of 14 Pages
                    An Index of Exhibits Appears On Page 14

-----------------------                                  ---------------------
  CUSIP NO. 038505-10-3              13G                   PAGE 2 OF 14 PAGES
                                AMENDMENT NO.1
------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      FRAZIER HEALTHCARE II, L.P.              FEIN: 91-1689734
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Organized under the laws of the State of Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0
                   -----------------------------------------------------------
      SHARES              SHARED VOTING POWER
   BENEFICIALLY      6
     OWNED BY             0
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
    REPORTING        7
      PERSON              0
                   -----------------------------------------------------------
       WITH               SHARED DISPOSITIVE POWER
                     8
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      0
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10                                                                         [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      0.0%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      LP
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!



                              Page 2 of 14 Pages
                    An Index of Exhibits Appears on Page 14

-----------------------                                  ---------------------
  CUSIP NO. 038505-10-3             13G                    PAGE 3 OF 14 PAGES
                               AMENDMENT NO. 1
------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      FHM II, L.L.C.                                         FEIN: 91-1689731
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Organized under the laws of the State of Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0
                   -----------------------------------------------------------
      SHARES              SHARED VOTING POWER
   BENEFICIALLY      6
     OWNED BY             0
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
    REPORTING        7
      PERSON              0
                   -----------------------------------------------------------
       WITH               SHARED DISPOSITIVE POWER
                     8
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      0
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      0.0%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      LLC
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!



                              Page 3 of 14 Pages
                    An Index of Exhibits Appears on Page 14

-----------------------                                  ---------------------
  CUSIP NO. 038505-10-3             13G                    PAGE 4 OF 14 PAGES
                               AMENDMENT NO. 1
------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      THE FPRX FUND, L.P.                                   FEIN: 91-1828803
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Organized under the laws of the State of Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0
                   -----------------------------------------------------------
      SHARES              SHARED VOTING POWER
   BENEFICIALLY      6
     OWNED BY             0
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
    REPORTING        7
      PERSON              0
                   -----------------------------------------------------------
       WITH               SHARED DISPOSITIVE POWER
                     8
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      0
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10                                                                     [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      0.0%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      CO
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!




                              Page 4 of 14 Pages
                    An Index of Exhibits Appears On Page 14

-----------------------                                  ---------------------
  CUSIP NO. 038505-10-3               13G                  PAGE 5 OF 14 PAGES
                                AMENDMENT NO. 1
------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      FRAZIER MANAGEMENT, L.L.C.                             FEIN: 91-1678546
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Organized under the laws of the State of Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0
                   -----------------------------------------------------------
      SHARES              SHARED VOTING POWER
   BENEFICIALLY      6
     OWNED BY             0
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
    REPORTING        7
      PERSON              0
                   -----------------------------------------------------------
       WITH               SHARED DISPOSITIVE POWER
                     8
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      0
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10                                                                     [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      0.0%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      LLC
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!




                              Page 5 of 14 Pages
                    An Index of Exhibits Appears On Page 14

-----------------------                                  ---------------------
  CUSIP NO. 038505-10-3              13G                   PAGE 6 OF 14 PAGES
                               AMENDEMENT NO. 2
------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      FRAZIER & COMPANY, INC.                               FEIN: 91-1526760
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Organized under the laws of the State of Washington
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0
                   -----------------------------------------------------------
      SHARES              SHARED VOTING POWER
   BENEFICIALLY      6
     OWNED BY             1,792
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
    REPORTING        7
      PERSON              0
                   -----------------------------------------------------------
       WITH               SHARED DISPOSITIVE POWER
                     8
                          1,792
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,792
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10                                                                      [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      0.0%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      CO
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!




                              Page 6 of 14 Pages
                    An Index of Exhibits Appears On Page 14

-----------------------                                  ---------------------
  CUSIP NO. 038505-10-3              13G                   PAGE 7 OF 14 PAGES
                               AMENDMENT NO. 2
------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Alan D. Frazier                                   SS####-##-####
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States Citizen
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            400
                   -----------------------------------------------------------
      SHARES              SHARED VOTING POWER
   BENEFICIALLY      6
     OWNED BY             1,792
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
    REPORTING        7
      PERSON              400
                   -----------------------------------------------------------
       WITH               SHARED DISPOSITIVE POWER
                     8
                          1,792
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      2,192
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10                                                                     [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      0.0%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!




                              Page 7 of 14 Pages
                    An Index of Exhibits Appears On Page 14

                          AMENDMENTS TO SCHEDULE 13G


ITEM 1(A).  NAME OF ISSUER.

     This Schedule 13G relates to Aradigm Corporation, a California corporation (the "Company").

ITEM 1(B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

     The Company's principal executive offices are located at 26219 Eden Landing Road, Hayward, CA 94545.

ITEM 2(A).  NAME OF PERSONS FILING.

     This Schedule 13G relates to each of the following persons:

     .    Frazier Healthcare II, L.P., a limited partnership ("FHII")

     .    FHM II, L.L.C., a limited liability company ("FHMII")

     .    The FPRx Fund, L.P., a limited partnership ("FPRx")

     .    Frazier Management, L.L.C., a limited liability company ("FMLLC")

     .    Frazier & Company, Inc., a Washington corporation ("F&C Inc.")

     .    Alan D. Frazier, as a director and sole shareholder of F&C Inc.

     The general partner of FHII is FHMII, whose managing member is FMLLC. The general partner of FPRx is FMLLC. The managing member of FMLLC is F&C Inc. The sole shareholder of F&C Inc. is Alan D. Frazier.

ITEM 2(B).  ADDRESS OF PRINCIPAL BUSINESS OFFICE.

     The business address of each of the reporting persons is 601 Union Street, Suite 3300, Seattle, Washington 98101.

ITEM 2(C).  CITIZENSHIP.

     FHII and FPRx are limited partnerships organized under the laws of the State of Delaware. FHMII and FMLLC are limited liability companies organized under the laws of the State of Delaware. F&C Inc. is a corporation organized under the laws of the State of Washington. Mr. Frazier is a United States citizen.


                              Page 8 of 14 Pages
                    An Index of Exhibits Appears On Page 14

ITEM 2(D).  TITLE OF CLASS OF SECURITIES.

     This Schedule 13G relates to the Company's common stock, no par value (the "Common Stock").

ITEM 2(E).  CUSIP NUMBER.

     The CUSIP Number for the Company's Common Stock is 038505-10-3.

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B) OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

(a)  [_]  Broker or dealer registered under Section 15 of the Act,

(b)  [_]  Bank as defined in Section 3(a)(6) of the Act,

(c)  [_]  Insurance Company as defined in Section 3(a)(19) of the Act,

(d) [_] Investment Company registered under Section 8 of the Investment Company Act,

(e) [_] Investment Advisor registered under Section 203 of the Investment Advisors Act of 1940,

(f) [_] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund,

(g)  [_]  Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G),

(h)  [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(H).

                                NOT APPLICABLE.

ITEM 4.  OWNERSHIP.

     The following describes the ownership of Common Stock by FHII, FHMII, FPRx and FMLLC as of December 31, 1998:

     (a)  Amount beneficially owned:  0

     (b)  Percent of class:  0.0%

     (c)  Number of shares as to which such person has:

               (i)    Sole power to vote or direct the vote:  0

               (ii)   Shared power to vote or to direct the vote:  0

               (iii)  Sole power to dispose or to direct the disposition of: 0

               (iv)   Shared power to dispose or to direct the disposition of: 0

                              Page 9 of 14 Pages
                    An Index of Exhibits Appears On Page 14

     The following describes the ownership of Common Stock by F&C Inc., as of December 31, 1998:

     (a)  Amount beneficially owned:  1,792(1)

     (b)  Percent of class:  0.0%

     (c)  Number of shares as to which such person has:

               (i)    Sole power to vote or direct the vote:  0

               (ii)   Shared power to vote or to direct the vote: 1,792(1)(2)

               (iii)  Sole power to dispose or to direct the disposition of:  0

               (iv)   Shared power to dispose or to direct the disposition of:
                      1,792(1)(2)

     (1)  Represents shares of Common Stock held of record by F&C Inc.   Mr.
          Frazier is the sole shareholder of F&C Inc. and may be deemed to be the beneficial owner of stock beneficially held by such corporation. Mr. Frazier denies beneficial ownership of such shares except to the extent of his pecuniary interest.

     (2) Power to vote or to direct the vote of, and power to dispose or to direct the disposition of, the reported shares is deemed to be shared between F&C Inc. and Mr. Frazier.

     The following describes the ownership of Common Stock by Mr. Frazier as of December 31, 1998:

     (a)  Amount beneficially owned:  2,192(1)

     (b)  Percent of class:  0.0%

     (c)  Number of shares as to which such person has:

               (i)    Sole power to vote or direct the vote:  400

               (ii)   Shared power to vote or to direct the vote: 1,792(1)(2)

               (iii)  Sole power to dispose or to direct the disposition of: 400

               (iv)   Shared power to dispose or to direct the disposition of:
                      1,792(1)(2)

                              Page 10 of 14 Pages
                    An Index of Exhibits Appears On Page 14

     (1) Represents (i) 1,792 shares of Common Stock held of record by F&C Inc.and (ii) 400 shares of Common Stock held of record by Alan D. Frazier. Mr. Frazier is the sole shareholder of F&C Inc. and may be deemed to be the beneficial owner of stock beneficially held by such corporation. Mr. Frazier denies beneficial ownership of such shares except to the extent of his pecuniary interest.

     (2) Power to vote or to direct the vote of, and power to dispose or to direct the disposition of, the reported shares is deemed to be shared between F&C Inc. and Mr. Frazier.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following box: [X]

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

     Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

     Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

     Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

     Not applicable.

ITEM 10.  CERTIFICATION.

     Not applicable.

                              Page 11 of 14 Pages
                    An Index of Exhibits Appears On Page 14

                                   SIGNATURE

     The undersigned hereby agree that this Schedule is filed on behalf of each of them and, after reasonable inquiry and to best of their knowledge and belief, hereby certify that the information set forth in this statement is true, complete and correct.

     Dated:  February 9, 1999

                                   FRAZIER HEALTHCARE II, L.P.
                                   By: FHM II, L.L.C.
                                       Its General Partner
                                   By: Frazier Management, L.L.C.
                                       Its Managing Member
                                   By: Frazier & Company, Inc.
                                       Its Managing Member


                                   By    /s/ Alan D. Frazier
                                     -------------------------
                                     Alan D. Frazier, President

                                   FHM II, L.L.C.
                                   By: Frazier Management, L.L.C.
                                       Its General Partner
                                   By: Frazier & Company, Inc.
                                       Its Managing Member


                                   By    /s/ Alan D. Frazier
                                     ------------------------
                                     Alan D. Frazier, President

                                   THE FPRX FUND, L.P.
                                   By: Frazier Management, L.L.C.
                                       Its General Partner
                                   By: Frazier & Company, Inc.
                                       Its Managing Member


                                   By    /s/ Alan D. Frazier
                                     -------------------------
                                     Alan D. Frazier, President

                              Page 12 of 14 Pages
                    An Index of Exhibits Appears On Page 14

                                     FRAZIER MANAGEMENT, L.L.C.
                                     By: Frazier & Company, Inc.
                                         Its Managing Member


                                     By    /s/ Alan D. Frazier
                                       ------------------------
                                       Alan D. Frazier, President

                                     FRAZIER & COMPANY, INC.


                                     By    /s/ Alan D. Frazier
                                       -------------------------

                                       Alan D. Frazier, President, Director and
                                       Shareholder



                                           /s/ Alan D. Frazier
                                       -------------------------
                                       Alan D. Frazier

                              Page 13 of 14 Pages
                    An Index of Exhibits Appears On Page 14

                                 EXHIBIT INDEX



     (1) Statement required by reporting persons pursuant to Rule 13d-1(k)(1) (see signature page).

                              Page 14 of 14 Pages
                    An Index of Exhibits Appears On Page 14